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                                                                     EXHIBIT 3.3


                            CERTIFICATE OF AMENDMENT
                                     OF THE
                            ARTICLES OF INCORPORATION
                                       OF
                             AVANIR PHARMACEUTICALS
                            A CALIFORNIA CORPORATION

Gerald J. Yakatan, Ph.D. and Gregory P. Hanson certify that:

1. They are the President and CEO; and V.P., Finance, Chief Financial Officer and Secretary, respectively, of AVANIR Pharmaceuticals (the "Corporation").

2. ARTICLE 3.2 of the Articles of Incorporation of the Corporation is hereby restated to read as follows:

        "3.2 The shares of Common Stock of this Corporation are divided into 99,288,000 shares of Class A Common Stock and 712,000 shares of Class B Common Stock. The rights, preferences, privileges and restrictions including, but not limited to voting rights of the Class A Common Stock and the Class B Common Stock shall be equal and identical in all respects except that, unless otherwise provided by law, (i) each share of Class B Common Stock shall entitle the holder thereof to five votes upon any and all matters submitted to the shareholders of this Corporation for a vote, (ii) each share of the Class B Common Stock will convert into one share of the Class A Common Stock upon, and as of the date of, the delivery to this Corporation of the written demand by the holder thereof for such conversion, which demand may be delivered at any time, and (iii) each share of Class B Common Stock will convert automatically into one share of Class A Common Stock upon the sale or any other transfer thereof (including, without limitation, conveyance into a trust and transfer by the operation of any will or the laws of descent and distribution), except upon a sale or any other transfer to a person who immediately prior to such sale or transfer is a holder of a share or shares of Class B Common Stock."

3. The foregoing amendment of the Articles of Incorporation has been duly approved by the Corporation's Board of Directors.

4. The foregoing amendment of the Articles of Incorporation has been duly approved by a vote of the shareholders of the Corporation in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the Corporation entitled to vote with respect to the amendment was 40,935,666 shares of Class A Common Stock (one vote per share) and 49,000 shares of Class B Common Stock (five votes per share) with respect to the foregoing amendment. The number of shares voting in favor of the amendment equaled or exceeded the

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        vote required. The percentage vote required was more than 50% of the votes entitled to be cast.

        We further declare under penalty of perjury under the laws of the State of California, that the matters set forth in this Certificate of Amendment of the Articles of Incorporation of AVANIR Pharmaceuticals are true and correct of our own knowledge.

        Executed at San Diego, California on this 19th day of February, 1999.


                                     /s/ Gerald J. Yakatan
                                     -------------------------------------------
                                     Gerald J. Yakatan, Ph.D., President and CEO


                                     /s/ Gregory P. Hanson
                                     -------------------------------------------
                                     Gregory P. Hanson, V.P., Finance, Chief
                                     Financial Officer and Secretary




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